Exhibit 99.1

Contact:	Joseph S. Podolski
President & CEO
(281) 719-3447
Repros Therapeutics Inc. Reports Third Quarter 2007 Financial Results and Provides Clinical Development Update
THE WOODLANDS, Texas — November 9, 2007 — Repros Therapeutics (NasdaqGM: RPRX) today announced financial results for the three-month and nine-month periods ended September 30, 2007 and provided an update on the Company’s ongoing clinical programs.
Financial Results
     Total revenues and other income for the three-month period ended September 30, 2007 increased to $396,000 as compared to $146,000 for the same period in the prior year and increased to $1.2 million for the nine-month period ended September 30, 2007 as compared to $486,000 for the same period in the prior year. Revenues for the three-month and nine-month periods ended September 30, 2007 consist of interest income. The increase in interest income is primarily due to an increase in marketable securities as a result of the completion of the Company’s follow-on public offering on February 5, 2007 in which the Company received approximately $33.1 million in net proceeds.
     Research and development expenses, which include contracted clinical activities, regulatory affairs and general research expenses increased 4% to approximately $3.2 million for the three-month period ended September 30, 2007 as compared to $3.1 million for the same period in the prior year and increased 30% to approximately $9.4 million for the nine-month period ended September 30, 2007 as compared to $7.2 million for the same period in the prior year. The increase in R&D expenses for the nine-month period ended September 30, 2007 is primarily due to an increase in our current clinical and preclinical activities, personnel costs and consulting fees.
     General and administrative expenses decreased 20% to $568,000 for the three-month period ended September 30, 2007 as compared to $713,000 for the same period in the prior year and increased 6% to approximately $2.1 million for the nine-month period ended September 30, 2007 as compared to $2.0 million for the same period in the prior year. The decrease in expenses for the three-month period ended September 30, 2007 is primarily due to a decrease in professional services costs and non-cash stock compensation expense. The increase in expenses for the nine-month period ended September 30, 2007 is primarily due to an increase in personnel costs and strategic administrative fees, partially offset by a decrease in professional services costs.
     Net loss for the three-month period ended September 30, 2007, was ($3.4) million or ($0.26) per share as compared to a net loss of ($3.6) million or ($0.36) per share for the same period in the prior year. The net loss for the nine-month period ended September 30, 2007 was ($10.4) million or ($0.84) per share as compared to a net loss of ($8.7) million or ($0.86) per share
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for the same period in the prior year. The increase in loss per share for the three-month and nine-month periods ended September 30, 2007 was primarily due to increased spending in our clinical and preclinical product development programs.
     As of September 30, 2007, Repros had cash, cash equivalents and marketable securities of approximately $28.8 million as compared to $6.7 million at December 31, 2006 and had 12,774,904 shares of common stock outstanding on September 30, 2007.
Clinical Development Update
Proellex
•	We initiated a 75 patient U.S. Phase 2 clinical trial for Proellex for the treatment of endometriosis during the third quarter of 2007.

•	Our one-year open label safety study for the treatment of uterine fibroids is still ongoing and as of October 2007 there were 33 patients still remaining in the study. We anticipate the release of interim data from this study during the first quarter of 2008.

•	On November 30, 2007 we have an end of Phase 2 Type “B” meeting scheduled with the FDA to discuss the following:
•	Discuss the future clinical development pathway of Proellex for the treatment of uterine fibroids. Pending FDA acceptance, we intend to initiate a Pivotal U.S. Phase 3 clinical trial which is anticipated to begin in the first half of 2008. Pending success of our Phase 3 clinical trials we intend to submit a NDA in the second half of 2009.

•	We will propose the initiation of clinical trials for a new indication for Proellex as a short course treatment of anemia due to excessive menstrual bleeding associated with uterine fibroids. Pending FDA acceptance, we intend to initiate a Pivotal U.S. Phase 3 clinical trial during the first half of 2008. Pending success of our Phase 3 clinical trials we intend to submit a NDA by year-end 2008.
•	We plan to initiate a Pivotal U.S. Phase 3 clinical trial during the second half of 2008 for the treatment of endometriosis pending success of our current phase 2 clinical trial and FDA acceptance. Pending success of our proposed Phase 3 clinical trials we intend to submit a NDA by year-end 2009.
Androxal
•	Our one-year open label safety study for the treatment of male secondary hypogonadism is still ongoing and as of October 2007 there were 79 patients still remaining in the study.

•	On October 15, 2007 we met with the FDA in a Type “C” meeting to discuss the future development of Androxal™. The outcome of that meeting is as follows:
•	The FDA will not accept testosterone levels or Quality of Life (QOL) measures for Pivotal Phase 3 clinical trials relating to Androxal and does not feel that avoidance of side effects due to testosterone replacement therapy is an acceptable basis for approval.

•	We believe that the FDA is willing to consider Androxal for a new indication as a
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treatment for the improvement or maintenance of fertility and sperm status in hypogonadal men of reproductive age who are interested in maintaining their fertility while being treated for low testosterone due to secondary hypogonadism. We also believe that the FDA is willing to consider an additional new indication for Androxal as a treatment of Adult-Onset Idiopathic Hypogonadotropic Hypogonadism (AIHH) associated with glycemic and lipid dysregulation. The clinical trials associated with these indications are not expected to require QOL measures.
•	Pending the submission of a white paper for each of the two new indications and future FDA discussion we intend to initiate two U.S. Phase 2b clinical trials, one for each of the two new indications for Androxal in the first half of 2008. We anticipate these U.S. Phase 2b studies to be about 12 months in duration.

•	Assuming success in our two U.S. Phase 2b clinical trials and acceptance by the FDA we intend to initiate a U.S. Pivotal Phase 3 clinical trial, for each of the two new Androxal indications in the first half of 2009.
About Repros Therapeutics Inc.
     Repros is engaged in the development of pharmaceutical products that address conditions of the male and female reproductive systems. Proellex®, the Company’s lead compound, is a selective blocker of the progesterone receptor which is being developed as an oral treatment for both uterine fibroids and endometriosis. Uterine fibroids affect numerous women of childbearing age in the U.S. and result in a significant number of hysterectomies each year. Endometriosis is a condition that affects approximately 5.5 million women in the U.S. and Canada.
     Repros recently completed a three-month U.S. Phase 2 clinical trial of Proellex for the treatment of symptoms associated with uterine fibroids and patients from that study have been enrolled into a one-year open-label safety study. We intend to initiate a pivotal Phase 3 clinical trial for both the treatment of uterine fibroids and the treatment of anemia associated with excessive menstrual bleeding during the first half of 2008. We anticipate a potential NDA filing for the anemia indication at the end of 2008. Repros also recently completed a Proellex six-month European Phase 1/2 clinical trial for the treatment of symptoms associated with endometriosis, and has initiated a U.S. Phase 2 study in the third quarter of 2007 for this indication.
     Androxal™ is designed to restore normal pituitary response resulting in normalization of testosterone levels. According to the Urology Channel, recent estimates show that approximately 13 million men in the United States experience testosterone deficiency. Repros recently completed an Androxal non-pivotal six-month U.S. Phase 3 clinical trial and has enrolled patients from this trial into a one-year open-label safety study. We intend to submit our clinical plan for advanced trials focusing on the endocrinologic effects of Androxal in the near term.
     For more information, please visit the Company’s website at http://www.reprosrx.com.
     Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to have success in the
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clinical development of its technologies, Repros’ ability to obtain FDA acceptance of the new clinical trial endpoints for Androxal and Proellex, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data, Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all and such other risks which are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and Repros’ Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2007, as they may be updated by the Company’s Exchange Act filings from time to time. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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REPROS THERAPEUTICS INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues and other income
Interest income	$396	$146	$1,155	$486

Total revenues and other income	396	146	1,155	486

Expenses
Research and development	3,196	3,073	9,430	7,245
General and administrative	568	713	2,117	1,989

Total expenses	3,764	3,786	11,547	9,234

Net loss	$(3,368)	$(3,640)	$(10,392)	$(8,748)

Net loss per share — basic and diluted	$(0.26)	$(0.36)	$(0.84)	$(0.86)

Weighted average shares used in loss per share calculation:
Basic	12,775	10,150	12,439	10,145
Diluted	12,775	10,150	12,439	10,145
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2007	2006
	(unaudited)
Cash and cash equivalents	$2,815	$1,136
Marketable securities	25,935	5,600
Other currents assets	508	225
Fixed assets (net)	50	65
Other assets (net)	1,013	823

Total assets	$30,321	$7,849

Accounts payable and accrued expenses	$3,147	$4,059
Stockholders’ equity	27,174	3,790

Total liabilities and stockholders’ equity	$30,321	$7,849